UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to ss.240.14a-12

PHOTOWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHANGING THE WAY YOU LOOK AT PICTURESTM

Dear Shareholder,

June 28, 2005 is the deadline for all shareholders of PhotoWorks to vote in favor of the “Go Forward” recapitalization plan.

Over the past 18 months, the new management team has made great progress in transforming and repositioning PhotoWorks. As the next step in our turnaround efforts, we need your vote in order to approve the proposed recapitalization plan. As part of this plan, we have negotiated with the debt holders and preferred shareholders to give up their legacy rights and become common shareholders. With your approval, the plan will allow the company to position itself for rapid growth and your investment will have equal rights to the value created.

It is very important that you cast your vote.
Please be advised that YOUR BROKER MAY NOT CAST A VOTE ON YOUR BEHALF on a number of the proposals. Not sending in your proxy is equivalent to a “No” vote and might stop us from moving forward.

The turnaround is gaining strength fast

The new management team and I have succeeded in repositioning the company from a legacy film processing organization to one focused on the higher margin – and rapidly growing - digital photography market. The turnaround we started 18 months ago is showing traction. In that short time frame, we have succeeded in orchestrating a fundamental shift in our business model, core competencies, and culture. As a result, we have:

  Reduced our losses in fiscal 2004 to $1.7 million while investing in our technology, product development, and marketing capabilities; we even achieved positive cash flow in Q4 2004 which for the first time in three years was entirely attributable to improvement in our operating performance;
  Substantially reduced our headcount - from 208 in October 2003 to approximately 60 in June 2005;
  Outsourced traditional film processing services;
  Built a new cost efficient and scalable digital imaging platform;
  Attracted a new leadership team including VP and CMO Tom Kelly – ex-GM at RealNetworks, and VP and CTO Jerry Barber, ex-Senior Director of Core Technology at Adobe, along with a new dedicated team of technology and marketing professionals;
  Grown our digital sales by 40% over the holiday period; growth led by the launch of new digital products such as Custom Photo Books and high end Signature Cards which appeared on TV shows and high profile publications including: The TODAY Show, ABC-TV New York, Real Simple Magazine, InStyle Magazine and PC Magazine.

However, to continue on this road, we must overcome the serious financial issues inherited from the company’s past.

(over)

PhotoWorks’ legacy capital structure stands in the way

As you know, PhotoWorks was started almost 30 years ago as Seattle Film Works – a mail order film processing company. Although it flourished and grew to a $100 million company by 1997, the changing dynamics of the photographic industry resulted in falling revenue and fiscal losses totaling $49 million over the past 5 fiscal years. Today’s PhotoWorks is strapped with a capital structure of varying ownership levels, liquidation preferences totaling over $20 million, blocking rights, anti-dilution rights and a $2.5 million subordinated debt that matures in less than a year.

Negotiated agreement needs your “YES” vote

As announced in December 2004, we secured equity financing and negotiated a recapitalization plan with the holders of the subordinated debt and holders of the preferred shares that, with your approval, will result in:

  a $4 million cash infusion of equity to strengthen the Company’s balance sheet;
  the conversion of the existing $2.5 million subordinated debt to common stock;
  the conversion of the Series A Preferred Stock with its $20 million liquidation preference to common stock;
  and lastly, with the elimination of the liquidation preferences and various stock ownership levels, the investment of all our shareholders will have equal rights.

The Board of Directors and I negotiated terms that are fair for all parties with particular attention to the interests of the common shareholders. We believe this plan is not only fair to all constituencies but will set the company on a path to sustainable and profitable growth with long-term value for its shareholders.

Fairness 0pinion from Duff & Phelps

In connection with this transaction, the Board engaged Duff & Phelps LLC, a nationally recognized investment banking and financial advisory firm. Duff & Phelps conducted a thorough and in-depth analysis and concluded the proposed transaction was fair to the non-affiliated public common shareholders of PhotoWorks from a financial point of view. The attached proxy statement includes a copy of Duff & Phelps' fairness opinion as well as a summary description of its analysis for you to read.

The Management and the Board of Directors of PhotoWorks
recommend unanimously that you vote
in favor of all proposals.

If you have any questions or need assistance voting your shares, please call Mellon Investor Services LLC, our proxy solicitation agent, toll-free at (888) 566-9477. I am also happy to take your phone call at any time at (206) 691-2895 to discuss any aspect of this plan.

Thank you.

Sincerely,

Philippe Sanchez President and Chief Executive Officer

May 20, 2005
PhotoWorks, Inc.
1260 16th Avenue West
Seattle, WA 98119
(206) 281-1390
www.photoworks.com